<PAGE 1>

Community Savings
Bankshares, Inc.                                          Press Release
-------------------------------------------------------------------------------

                          FOR IMMEDIATE RELEASE:      October 30, 1997

   Contact:  James B. Pittard, Jr., President or Larry J. Baker, Treasurer

COMMUNITY SAVINGS BANKSHARES, INC. TO REPURCHASE 254,746 SHARES OF COMMON STOCK

North Palm Beach, Florida. Community Savings Bankshares, Inc. ("Bankshares") (Nasdaq-CMSV) announced today that the Company's Board of Directors authorized the repurchase of up to 254,746 shares, or approximately 5 percent, of the Company's outstanding common stock.

Repurchases are authorized to be made by the Company from time to time in open-market transactions during the next 12 months as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be available for general corporate purposes.

James B. Pittard, Jr., President and Chief Executive Officer of the Company, stated: "The repurchase program reflects management's belief that the current price of the Company's common stock does not adequately reflect the Company's long-term business and earnings prospects. The use of our cash must continue to be balanced with other internal and external investment opportunities while maximizing the use of existing assets and resources to generate shareholder value. The Company is fortunate to have the financial flexibility that allows it to demonstrate its commitment to and confidence in its future prospects."

Community Savings Bankshares, Inc. is the holding company for Community Savings, F.A., a federal savings and loan association chartered in 1955. Headquartered in North Palm Beach, Florida, the Association serves customers in Northern Palm Beach, Martin St. Lucie and Indian River counties from 21 full service offices. The Company is the majority owned subsidiary of ComFed, M.H.C., a federally chartered mutual holding company.

The Company's common stock is listed on the Nasdaq Stock Market's National Market and trades under the symbol "CMSV."